Exhibit 99.1

[Missing Graphic Reference] IDT Corporation - Results for Fourth Quarter and Full Year Fiscal 2011

NEWARK, NJ — October 6, 2011:  IDT Corporation (NYSE: IDT) reported net income of $0.2 million, or $0.01 per diluted share, for its fourth quarter of fiscal 2011. For its fiscal year ended July 31, 2011, net income was $26.8 million, or $1.19 per diluted share.

FOURTH QUARTER FISCAL 2011 SUMMARY

$ in millions, except EPS	4Q11	3Q11	4Q10	YoY Change (%/$)
Revenues	$407.5	$394.0	$354.6	+14.9%
Gross profit	$70.2	$74.4	$71.8	(2.2)%
Gross margin percentage	17.2%	18.9%	20.2%	(300 basis points)
Total SG&A expense (including corporate SG&A, and research and development expense)	$68.1	$62.9	$56.7	+20.0%
Adjusted EBITDA	$2.1	$11.5	$15.1	(85.8)%
(Loss) income from operations	$(3.5)	$6.2	$7.8	$(11.3)
Net income attributable to IDT	$0.2	$7.0	$7.5	(97.0)%
Diluted EPS attributable to IDT	$0.01	$0.31	$0.33	$(0.32)
Net cash provided by operating activities	$11.4	$21.0	$8.7	+30.5%

FULL-YEAR FISCAL 2011 SUMMARY

$ in millions, except EPS	FY11	FY10	Change (%/$)
Revenues	$1,555.5	$1,394.9	+11.5%
Gross profit	$286.1	$284.2	+0.7%
Gross margin percentage	18.4%	20.4%	(200 basis points)
Total SG&A expense (including corporate SG&A and research and development expense)	$248.5	$223.9	+11.0%
Adjusted EBITDA	$37.6	$60.3	(37.7)%
Income from operations	$21.9	$32.2	(32.0)%
Net income attributable to IDT	$26.8	$20.3	+32.1%
Diluted EPS attributable to IDT	$1.19	$0.94	$ +0.25
Net cash provided by operating activities	$61.8	$56.2	+10.0%

NOTES:

Adjusted EBITDA for all periods presented is a non-GAAP measure representing income (loss) from operations exclusive of depreciation and amortization, severance and other charges, and other operating gains (losses), net. It is one of several key metrics used by management to evaluate the operating performance of the Company and its individual business units.  See reconciliations provided below.

Certain reclassifications have been made to prior periods to conform to the current presentation.

MANAGEMENT COMMENTS

Howard Jonas, IDT’s Chairman and CEO, said, “Fiscal 2011 was a great year for IDT.  We grew revenue, increased cash flow from operations and paid our quarterly dividends while stepping up investment in our key growth initiatives.  In Colorado and Israel, our oil shale projects continued to progress toward their respective pilot tests.  Looking ahead, as we prepare to spin-off Genie Energy to our stockholders, both IDT and Genie are well positioned to grow and reward stockholders as separate entities.”

IDT’s Chief Financial Officer, Bill Pereira, said, “IDT continued to grow its top line at an impressive rate in the fourth quarter.  Both of our core telecom and energy businesses accelerated investment in their respective businesses resulting in significantly higher SG&A expense. This investment, however, is intended to grow market share and create long term value for our shareholders.”

INCOME STATEMENT, BALANCE SHEET AND CASH FLOW HIGHLIGHTS

Net income attributable to IDT in 4Q11 was $0.2 million, compared to $7.5 million in 4Q10 and $7.0 million in the prior quarter.   For fiscal 2011, net income attributable to IDT increased to $26.8 million ($1.19 per diluted share) from $20.3 million ($0.94 per diluted share) in fiscal 2010.

Net income attributable to IDT included a $3.5 million non-cash gain from discontinued operations.  In September 2011, IDT finalized a settlement of open issues related to the 1Q07 sale of IDT Entertainment to Liberty Media Corporation.  Liberty Media also paid IDT $2.0 million in cash, which will be recorded as income from discontinued operations in 1Q12.

At July 31, 2011, IDT reported $264.4 million of cash, cash equivalents and certificates of deposit, including $6.6 million of restricted cash and cash equivalents, compared to $233.9 million, including $11.8 million in restricted cash and cash equivalents, a year earlier.  Current assets totaled $434.4 million compared to $381.1 million a year earlier, and current liabilities totaled $325.1 million, compared to $285.0 million at the close of fiscal year 2010.

Net cash provided by operating activities was $11.4 million in 4Q11, compared to $8.7 million during the year ago quarter.  Net cash provided by operating activities during fiscal 2011 totaled $61.8 million compared to $56.2 million for fiscal 2010.  Capital expenditures in fiscal 2011 totaled $13.5 million, compared to $8.3 million in the prior year. The increase in capital expenditures resulted from IDT’s efforts to move components of the telecommunications network to a hosted facility and upgrades to internal systems and network.  IDT expects to recoup this investment over the next few years through operational cost savings.

OPERATING RESULTS BY SEGMENT

IDT TELECOM

IDT Telecom is comprised of two reporting segments: Telecom Platform Services (TPS) and Consumer Phone Services (CPS).  TPS provides various telecommunications solutions, including prepaid and rechargeable calling cards, a range of Voice over Internet Protocol (VoIP) communications services and wholesale carrier services.  CPS provides both bundled (unlimited local and long distance) services as well as long distance-only services to consumers in the United States.

IDT TELECOM  - FOURTH QUARTER FISCAL 2011 SUMMARY

$ in millions	4Q11	3Q11	4Q10	YoY Change (%)
Revenues	$358.9	$337.7	$306.6	+17.1%
Gross profit	$57.4	$55.6	$59.2	(2.9)%
Gross margin percentage	16.0%	16.5%	19.3%	(330 basis points)
SG&A expense	$49.1	$44.9	$44.9	+9.5%
Adjusted EBITDA	$8.3	$10.7	$14.4	(42.2)%
Income from operations	$3.4	$6.4	$7.5	(55.1)%

IDT TELECOM - FULL-YEAR FISCAL 2011 SUMMARY

$ in millions	FY11	FY10	Change (%)
Revenues	$1,343.0	$1,187.3	+13.1%
Gross profit	$224.9	$221.1	+1.7%
Gross margin percentage	16.7%	18.6%	(190 basis points)
SG&A expense	$181.2	$173.7	+4.3%
Adjusted EBITDA	$43.8	$47.4	(7.7)%
Income from operations	$28.7	$26.9	+6.8%

IDT TELECOM:   Telecom Platform Services (TPS)

TPS - FOURTH QUARTER FISCAL 2011 SUMMARY

$ in millions	4Q11	3Q11	4Q10	YoY Change (%)
Revenues	$353.1	$331.5	$298.3	+18.4%
Minutes of use (in millions)	6,987	6,615	5,603	+24.7%
Gross profit	$54.2	$52.3	$54.3	(0.1)%
Gross margin percentage	15.3%	15.8%	18.2%	(290 basis points)
SG&A expense	$47.4	$43.1	$43.0	+10.3%
Adjusted EBITDA	$6.8	$9.2	$11.3	(40.0)%
Income from operations	$1.8	$4.9	$4.5	(59.1)%

TPS - FULL-YEAR FISCAL 2011 SUMMARY

$ in millions	FY11	FY10	Change (%)
Revenues	$1,316.6	$1,150.1	+14.5%
Minutes of use (in millions)	26,240	20,685	+26.9%
Gross profit	$210.6	$200.3	+5.2%
Gross margin percentage	16.0%	17.4%	(140 basis points)
SG&A expense	$174.0	$165.5	+5.1%
Adjusted EBITDA	$36.6	$34.8	+5.3%
Income from operations	$21.6	$14.4	+50.0%

NOTE: Certain reclassifications have been made to prior periods to conform to the current presentation.

For the fourth quarter of fiscal 2011, TPS’ revenues increased 18.4% year over year to $353.1 million, and rose 6.5% sequentially.  Compared to both the year ago and sequential quarters, strong growth in the wholesale carrier business – which accounted for approximately 45% of TPS’ revenues in fiscal 2011 - was supplemented by revenue increases in our retail channel – which accounted for approximately 42% of TPS’ revenues in fiscal 2011.  (Comparisons of both minutes of use and financial results versus 3Q11 are influenced by the three additional calendar days in the fourth quarter of fiscal 2011 compared to the third quarter, and by the significant minutes of use typically generated by Mothers’ Day and Fathers’ Day, both of which fall within the fourth quarter of IDT’s fiscal year.)  The increase in revenue in our retail channel was driven by sales of BOSS Revolution, IDT Telecom’s pay-as-you-go cardless international calling service, and international mobile top-up (IMTU) products.

TPS’ minutes of use totaled 7.0 billion in 4Q11, a 24.7% increase compared to 4Q10 and a 5.6% increase sequentially.  TPS’ wholesale carrier and reseller businesses generated most of the minutes increase year over year, while wholesale carrier and the U.S. retail channel led minutes growth sequentially.

For fiscal 2011, TPS’ revenues totaled $1,316.6 million, a 14.5% increase over fiscal 2010 primarily reflecting growth in the wholesale carrier channel.  Wholesale carrier revenue increased 28.1% as a result of good execution of sales and marketing strategies as well as an effective pricing and costing strategy despite continuing declines in wholesale’s average revenue per minute.  Within our retail channel, revenues from the sale of traditional, IDT-branded disposable calling cards declined compared to fiscal 2010, but were more than offset by increases in revenues from BOSS Revolution and IMTU sales.

TPS’ minutes of use increased 26.9% compared to fiscal 2010 to 26.2 billion minutes, driven by strong volume increases in both the wholesale carrier and reseller businesses.  Our retail channels in Europe and South America also generated minutes of use growth, which more than offset decreases in our retail channels in the U.S. and Asia.

TPS’ gross margin percentage in 4Q11 was 15.3%, generating $54.2 million in gross profit.  Gross margin percentage declined 280 basis points year over year.  Sequentially, gross margin percentage declined by 50 basis points.  For fiscal 2011, TPS’ gross margin percentage was 16.0%, a 140 basis point decline.  The declines in gross margin for both 4Q11 and fiscal 2011 were primarily due to product mix changes, specifically revenues from our relatively lower margin wholesale carrier, BOSS Revolution and IMTU products, and reseller channel traffic have increased while revenues from relatively higher margin traditional prepaid calling cards have declined.

TPS’ SG&A expense in 4Q11 was $47.4 million, a 10.3% increase compared to 4Q10, and a 10.0% increase sequentially.  For fiscal 2011, TPS’ SG&A expense totaled $174.0 million, a 5.1% increase compared to fiscal 2010.  The increases in SG&A expenses in 4Q11 and fiscal 2011 were primarily due to higher external legal fees (primarily related to litigations).

TPS generated $6.8 million in Adjusted EBITDA in 4Q11, a 40.0% decrease compared to the year-ago period, and a 26.3% decrease compared to the prior quarter.

For fiscal 2011, TPS’ Adjusted EBITDA totaled $36.6 million, a 5.3% increase from the prior year.

TPS’ depreciation and amortization expense was $3.9 million in 4Q11, a 45.0% decline from the year ago period and a 10.3% decline sequentially.  For fiscal 2011, TPS’ depreciation and amortization expense was $17.6 million, a 39.7% reduction compared to fiscal 2010.  TPS’ depreciation and amortization expense declined due to more of its assets becoming fully depreciated and lower levels of capital expenditures in recent periods.

TPS’ income from operations was $1.8 million in 4Q11, a 59.1% decline compared to 4Q10.  For fiscal 2011, TPS’ income from operations totaled $21.6 million, a 50.0% increase compared to the prior year.

TPS’ income from operations included net other operating (losses) gains of $(1.1) million in 4Q11, $0.4 million in 4Q10, $3.5 million in fiscal 2011 and $10.4 million in fiscal 2010.  The net other operating gain in fiscal 2011 reflected a $14.4 million payment received from Cablevision in December 2010, offset by a $10.8 million accrual recorded in connection with the verdict in the patent litigation initiated by Alexsam, Inc.  The other operating gain in fiscal 2010 was the result of the March 2010 settlement of calling card litigation between IDT and certain defendants in which IDT received $10.0 million, as well as a gain of $0.4 million in 4Q10 for the settlement of certain other claims. The expense of $1.1 million in 4Q11 was due to an adjustment to our accrual for the Alexsam patent litigation.

IDT TELECOM:  Consumer Phone Services (CPS)
CPS, which includes sales of both bundled (unlimited local and long distance) services as well as long distance-only services, has been in “harvest mode” since fiscal 2006 - maximizing revenues from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS’ 4Q11 revenues were $5.8 million, a 29.7% decline year over year, and a 7.3% decline sequentially.  For fiscal 2011, CPS’ revenues totaled $26.4 million, a 28.9% decline compared to fiscal 2010.

Gross margin for CPS in 4Q11 was 55.6%, a 450 basis point decrease year over year, and a 310 basis point decrease sequentially.  For fiscal 2011, CPS’ gross margin averaged 54.3%, a 190 basis point decrease from the prior year.

CPS’ SG&A expense for 4Q11 was $1.7 million, a 9.5% decline year over year, and a 3.7% decrease sequentially. For fiscal 2011, SG&A expense declined to $7.2 million, a 12.8% reduction compared to fiscal 2010.

CPS’ Adjusted EBITDA in 4Q11 was $1.5 million, a 50.3% decline year over year, but a 0.4% increase sequentially.  For fiscal 2011, Adjusted EBITDA totaled $7.2 million, a 43.4% decrease compared to fiscal 2010.

CPS’ income from operations for 4Q11was $1.5 million, a 49.1% decline year over year, but a 0.8% increase compared to the prior quarter.  For fiscal 2011, income from operations totaled $7.1 million, a 43.1% reduction compared to the prior year.

Overall, CPS’ performance was in line with expectations.  Management anticipates that CPS’ customer base and revenues will continue to decline, and that sometime in calendar 2013, CPS will no longer generate positive cash flow. At that point, IDT Telecom intends to exit the business.

GENIE ENERGY
Genie Energy includes the IDT Energy and Genie Oil and Gas segments. The Genie Oil and Gas segment consists of Genie’s interest in AMSO, LLC - a 50/50 joint venture with Total SA to develop oil shale on federal lands in Colorado, and Israel Energy Initiatives, Ltd. (IEI), an oil shale exploration and production venture in Israel.  IDT has announced that it will spin-off Genie Energy to its stockholders later this year.

GENIE ENERGY  - FOURTH QUARTER FISCAL 2011 SUMMARY

$ in millions	4Q11	3Q11	4Q10	YoY Change (%/$)
Revenues	$46.4	$53.8	$46.5	(0.1)%
Gross profit	$11.0	$16.8	$11.2	(1.2)%
Gross margin percentage	23.8%	31.2%	24.0%	(20 basis points)
SG&A expense (including R&D expense)	$13.7	$10.9	$7.4	+85.3%
Adjusted EBITDA	$(2.6)	$5.9	$3.8	$(6.4)
(Loss) income from operations	$(2.6)	$5.9	$3.7	$(6.4)

GENIE ENERGY - FULL-YEAR FISCAL 2011 SUMMARY

$ in millions	FY11	FY10	Change (%)
Revenues	$203.6	$201.4	1.1%
Gross profit	$53.8	$57.8	(6.9)%
Gross margin percentage	26.5%	28.7%	(220 basis points)
SG&A expense (including R&D expense)	$41.6	$26.3	+58.2%
Adjusted EBITDA	$12.2	$31.5	(61.2)%
Income from operations	$12.2	$31.3	(61.0)%

IDT Energy

 IDT ENERGY  - FOURTH QUARTER FISCAL 2011 SUMMARY

$ in millions	4Q11	3Q11	4Q10	YoY Change (%/$)
Revenues	$46.4	$53.8	$46.5	(0.1)%
Gross profit	$11.0	$16.8	$11.2	(1.2)%
Gross margin percentage	23.8%	31.2%	24.0%	(20 basis points)
SG&A expense	$11.3	$8.2	$5.5	+106.6%
Adjusted EBITDA	$(0.3)	$8.6	$5.7	$(6.0)
(Loss) income from operations	$(0.3)	$8.6	$5.6	$(5.9)

IDT ENERGY  - FULL-YEAR FISCAL 2011 SUMMARY

$ in millions	FY11	FY10	Change (%)
Revenues	$203.6	$201.4	1.1%
Gross profit	$53.8	$57.8	(6.9)%
Gross margin percentage	26.5%	28.7%	(220 basis points)
SG&A expense	$31.4	$19.8	58.2%
Adjusted EBITDA	$22.5	$38.0	(40.8)%
Income from operations	$22.5	$37.8	(40.6)%

IDT Energy’s revenues were $46.4 million during 4Q11, a negligible decrease compared to 4Q10.  For fiscal 2011, IDT Energy revenues totaled $203.6 million, a 1.1% increase compared to fiscal 2010.

Total meters served as of July 31, 2011 were approximately 405,000, a 9.7% increase compared to July 31, 2010 and a 7.2% increase compared to the total on April 30, 2011, the last day of 3Q11.   Customer churn increased to 5.2% in 4Q11 compared to 3.5% in the year ago quarter reflecting, in part, the increased proportion of new customers resulting from accelerated rates of customer acquisition. New customers typically churn more frequently than long term customers.

The average rates of annualized energy consumption for all IDT Energy meters served, as measured by residential customer equivalents (RCEs), are presented in the chart below.  (An RCE represents a natural gas customer with annual consumption of 100MM Btus or an electricity customer with annual consumption of 10 MWhrs.)  Because different customers have different rates of energy consumption, RCEs are a useful metric for evaluating the consumption profile of IDT Energy’s customer base.  The sequential and year over year increases in customer RCEs resulted primarily from growth in meters served and the acquisitions of customers with relatively higher consumption profiles.

IDT Energy – RCEs at End of Quarter (in thousands)
	4Q11	3Q11	2Q11	1Q11	4Q10
Electricity customers	136	119	124	122	117
Natural gas customers	99	94	91	87	88
Total	235	213	215	209	205

Electric revenue of $40.0 million in 4Q11 decreased 2.0% compared to 4Q10, and increased 36.0% sequentially.  Year over year, IDT Energy sold more kWh as a result of an increase in meters served, but consumption per meter and revenue per kWh both declined. The decline in revenue per kWh reflected a reduction in the underlying commodity cost and reduced target margin per kWh sold.

During 4Q11, IDT Energy added approximately 22,000 net electric meters.  As of July 31, 2011, IDT Energy served approximately 232,000 electric meters compared to approximately 210,000 at both July 31, 2010 and at April 30, 2011.

For fiscal 2011, electric revenue was $137.8 million, a 4.3% increase compared to fiscal 2010.  KWh sold increased compared to the prior year reflecting relatively higher usage meters added in new territories, coupled with warmer temperatures in 1Q11 compared to the same period in fiscal 2010. Average revenue per kWh also increased compared to the prior year as a result of an increase in the underlying commodity cost.

Gas revenue in 4Q11 was $6.4 million, a 13.2% increase compared to 4Q10 reflecting a 6.2% increase in revenue per therm, and a 6.6% increase in therms sold.  IDT Energy served approximately 173,000 gas meters as of July 31, 2011, compared to 159,000 at July 31, 2010 and 168,000 at April 30, 2011.

For fiscal 2011, gas revenues were $65.8 million, a 5.0% decline compared to fiscal 2010.  Although therms sold increased by a modest 1.4% compared to fiscal 2010 reflecting the increase in meters served in the second half of fiscal 2011 compared to the same period in fiscal 2010, revenue per therm declined 6.3% reflecting discounted promotional rates for new customers as well as a decline in the cost per therm.

Gross margin at IDT Energy was 23.8% in 4Q11, a 20 basis point decline compared to the year ago period and a 740 basis point decrease compared to the prior quarter.  Unit pricing to customers and gross margin targets were reduced to facilitate new customer acquisitions.

For fiscal 2011, gross margin averaged 26.5%, a 220 basis point decrease compared to the prior year.  Management previously cautioned that fiscal year 2010’s gross margin levels were likely not sustainable.  The decline in gross margin compared to fiscal 2010 reflects increased competition, and the impact of expansion into new territories in New Jersey and Pennsylvania, where gross margin was sacrificed in an effort to facilitate new customer acquisitions.

SG&A expense in 4Q11 was $11.3 million, a 106.6% increase compared to the year ago period, and a 38.7% increase compared to the prior quarter.  The year over year and sequential increases reflected the impact of increased customer acquisition costs and marketing expense reflecting the accelerated pace of customer acquisitions and an accrual related to ongoing tax audits.  The accrual represents management’s best estimate of the potential liability that could result from these audits.

For fiscal 2011, SG&A expense was $31.4 million, a 58.2% increase compared to fiscal 2010.  The increase was primarily due to investment in customer base growth including the launch of new marketing channels to acquire higher consumption customers and higher customer acquisition costs associated with the expansion of the business into new territories.

Adjusted EBITDA for 4Q11 was $(0.3) million, a $6.0 million decrease compared to the year ago quarter reflecting the decrease in gross profit and increase in SG&A expense. Sequentially, Adjusted EBITDA declined $8.9 million primarily as the result of the seasonal reduction in gas revenue and gross profit, as well as the increase in SG&A expense.

For fiscal 2011, IDT Energy’s Adjusted EBITDA totaled $22.5 million, a 40.8% decrease compared to fiscal 2010 reflecting the reduced gross profit and increased SG&A expenses associated with entering the initial territories within the new Pennsylvania and New Jersey markets as well as the tax accrual previously mentioned.

Loss from operations in 4Q11 was $(0.3) million, a $5.9 million decrease year over year and an $8.9 million decrease sequentially.

For fiscal 2011, IDT Energy generated $22.5 million in income from operations, a 40.6% decline compared to the prior year.

Genie Oil and Gas

Genie Oil and Gas has no revenue.  Its operating expenses consist primarily of costs incurred by IEI.

IEI holds an exclusive Shale Oil Exploration and Production License covering 238 square kilometers in the Shfela basin region in Israel.  During 4Q11, IEI continued resource appraisal and characterization work in the license area. To date, the results from the appraisal process, both from field tests and laboratory experiments, confirm IEI’s expectations as to the attractiveness of the oil shale resource in the license area from the standpoint of richness, thickness and hydrology.

IEI is continuing permitting and other preparatory work required prior to construction of a pilot plant and operation of a pilot test.  The pilot test will provide a basis for determining the technical, environmental and economic viability of IEI’s proposed process for extracting oil from the oil shale resource.  Pilot plant design has begun, and construction is scheduled to begin in calendar 2012 if not delayed by permitting, regulatory action or pending litigation.  Pilot test operations could begin as early as calendar 2013.

Genie Oil and Gas’ loss from operations of $2.3 million in 4Q11 was comprised of $0.2 million in SG&A expense and $2.1 million in research and development expense.  In the year ago quarter, the loss from operations totaled $1.9 million and was comprised of $0.3 million in SG&A expense and $1.6 million in research and development expense.  The loss from operations increased $0.4 million compared to the year ago quarter reflecting the increase in research and development expense partially offset by adjustments to the valuations of stock based compensation included in SG&A expense.

For fiscal 2011, Genie Oil and Gas’ loss from operations was $10.2 million, compared to $6.5 million in fiscal 2010.  Management expects that Genie’s loss from operations will further increase materially in fiscal 2012 reflecting costs associated with the expected construction, drilling and operations of IEI’s pilot test as well as further staffing to support engineering and scientific operations and business development activities.

Genie accounts for its 50% interest in AMSO, LLC using the equity method.  Genie’s equity in the net loss of AMSO, LLC - $2.3 million in 4Q11 and $5.2 million in fiscal 2011 - is included in “Other (expense) income, net” in the consolidated statement of income.  During 4Q11, AMSO, LLC, a joint venture oil shale exploration and production initiative with Total, SA, continued construction and ongoing research and development work to prepare for its upcoming pilot test.  The pilot test is expected to begin in the fall of 2011 barring permitting or operational delays.  The pilot test is intended to confirm the accuracy of several of the key underlying assumptions of AMSO, LLC’s proposed in-situ heating and retorting process.

OTHER RECENT DEVELOPMENTS

On June 20, 2011, a Special Committee of IDT’s Board of Directors approved the purchase by IDT of 0.3 million shares of IDT’s Class B common stock from Howard Jonas at $24.83 per share, the closing price for the Class B common stock on that day. IDT paid an aggregate of $7.5 million to purchase the shares.

On August 5, 2011, the Administrative Court in Gothenburg, Sweden rejected IDT’s appeal and upheld the Swedish Tax Agency’s imposition of a value added tax (“VAT”) assessment including penalties and interest of approximately SEK 147 million ($23.3 million) for the period from January 2004 through June 2008. Our potential exposure for VAT, penalties and interest for the period from July 2008 through July 2011 is an additional SEK 38 million ($6.0 million). IDT, in consultation with its counsel, has determined that it is likely to prevail upon appeal and accordingly has not recorded an accrual for this matter. However, in the event its appeal is unsuccessful, imposition of assessments and penalties could have a material adverse effect on IDT’s results of operations, cash flows and financial condition.

On August 26, 2011, Genie Energy Ltd. (“Genie”) filed an initial registration statement, including an information statement, related to the anticipated spin-off of Genie to IDT stockholders. The filed materials are available through the Securities and Exchange Commission's website at http://www.sec.gov/cgi-bin/browse-edgar?CIK=0001528356&action=getcompany.  IDT has also obtained a private letter ruling from the IRS opining on the tax free nature of the spin-off.  The spin-off is scheduled to occur before the end of the calendar year, and as early as October 31st.

On September 19, 2011, IDT’s Board of Directors declared a $0.23 dividend for the fourth quarter payable to stockholders of both IDT Class A and Class B common stock.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

▪
Management’s discussion of IDT’s financial and operational results is posted in an audio file on the IDT website at http://www.idt.net/about/ir/overview.asp.  The audio file (in MP3 format) may be played directly from the website or downloaded for later playback.

▪	An archived copy of this audio file will be available on the Investor Relations page of the IDT website, under the “Presentations” heading, for at least one year after the webcast.

▪
Copies of this release - which includes a reconciliation of the Non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

▪
Q&A will be in a written format.  Investors and others interested in IDT are invited to e-mail questions for management to invest@idt.net.  IDT will accept questions received through the close of business on Tuesday, October 11, 2011. Questioners must identify themselves by name and (if applicable) firm. When management can constructively answer the question, the initial question, the questioner’s name and firm, and management’s response will be posted in a document available on IDT’s website and in a Form 8-K filing as early as Monday, October 17, 2011 following the market close.

ABOUT IDT CORPORATION

IDT Corporation (www.idt.net) is a consumer services company with operations primarily in the telecommunications and energy industries.  IDT Corporation's Class B Common Stock trades on the New York Stock Exchange under the ticker symbol IDT.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our calling card business, our wholesale telecommunication businesses and our retail energy business; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our products and services; the business and regulatory evolution of and competition and unfair business practices in, the energy services business in New York State, New Jersey and Pennsylvania; financial stability of our major customers; our ability to maintain our income and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
invest@idt.net
973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

July 31 (in thousands)	2011	2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$254,253	$221,753
Restricted cash and cash equivalents	6,581	11,831
Certificates of deposit	3,542	300
Marketable securities	—	221
Trade accounts receivable, net of allowance for doubtful accounts of $15,505 and $12,628 at July 31, 2011 and 2010, respectively	126,270	105,232
Prepaid expenses	24,078	25,476
Investments-short-term	198	1,217
Deferred income tax assets, net – current portion	1,019	—
Other current assets	18,493	15,084
TOTAL CURRENT ASSETS	434,434	381,114
Property, plant and equipment, net	90,806	96,892
Goodwill	18,675	18,429
Other intangibles, net	2,661	3,675
Investments—long-term	8,721	8,375
Deferred income tax assets, net – long term portion	1,795	—
Other assets	11,074	9,310
TOTAL ASSETS	$568,166	$517,795
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$58,806	$52,957
Accrued expenses	174,092	143,822
Deferred revenue	78,852	69,186
Income taxes payable	7,701	10,085
Capital lease obligations—current portion	1,701	6,032
Notes payable—current portion	611	628
Other current liabilities	3,378	2,272
TOTAL CURRENT LIABILITIES	325,141	284,982
Capital lease obligations—long-term portion	—	407
Notes payable—long-term portion	29,564	33,640
Other liabilities	9,671	12,793
TOTAL LIABILITIES	364,376	331,822
Commitments and contingencies
EQUITY:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—nil and 100,000 at July 31, 2011 and 2010, respectively; nil and 9,241 shares issued and nil and 3,728 shares outstanding at July 31, 2011 and 2010, respectively	—	92
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 and 3,272 shares outstanding at July 31, 2011 and 2010, respectively	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 23,586 and 23,213 shares issued and 21,109 and 15,625 shares outstanding at July 31, 2011 and 2010, respectively	236	232
Additional paid-in capital	520,732	711,701
Treasury stock, at cost, consisting of nil and 5,513 shares of common stock, 1,698 and nil shares of Class A common stock and 2,477 and 7,588 shares of Class B common stock at July 31, 2011 and 2010, respectively	(94,941)	(295,626)
Accumulated other comprehensive income (loss)	3,027	(1,017)
Accumulated deficit	(219,992)	(231,626)
Total IDT Corporation stockholders’ equity	209,095	183,789
Noncontrolling interests:
Noncontrolling interests	(4,305)	2,184
Receivable for issuance of equity	(1,000)	—
Total noncontrolling interests	(5,305)	2,184
TOTAL EQUITY	203,790	185,973
TOTAL LIABILITIES AND EQUITY	$568,166	$517,795

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year ended July 31 (in thousands, except per share data)	2011	2010
	(Unaudited)

REVENUES	$1,555,477	$1,394,935
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of depreciation and amortization)	1,269,380	1,110,723
Selling, general and administrative (i)	237,847	215,858
Depreciation and amortization	20,976	33,426
Research and development	10,676	8,008
Severance and other charges	1,053	4,841
TOTAL COSTS AND EXPENSES	1,539,932	1,372,856
Other operating gains, net	6,324	10,084
Income from operations	21,869	32,163
Interest expense, net	(5,679)	(6,262)
Other (expense) income, net	(1,857)	27
Income from continuing operations before income taxes	14,333	25,928
Benefit from (provision for) income taxes	5,538	(5,275)
Income from continuing operations	19,871	20,653
Discontinued operations, net of tax	3,500	(380)
NET INCOME	23,371	20,273
Net loss attributable to noncontrolling interests	3,441	17
NET INCOME ATTRIBUTABLE TO IDT CORPORATION	$26,812	$20,290
Amounts attributable to IDT Corporation common stockholders:
Income from continuing operations	$23,312	$20,569
Income (loss) from discontinued operations	3,500	(279)
Net income	$26,812	$20,290
Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income from continuing operations	$1.13	$1.00
Income (loss) from discontinued operations	0.17	(0.01)
Net income	$1.30	$0.99
Weighted-average number of shares used in calculation of basic earnings per share	20,565	20,451
Diluted:
Income from continuing operations	$1.04	$0.95
Income (loss) from discontinued operations	0.15	(0.01)
Net income	$1.19	$0.94
Weighted-average number of shares used in calculation of diluted earnings per share	22,482	21,546
(i) Stock-based compensation included in selling, general and administrative expenses	$4,832	$2,541

Note:  Certain reclassifications have been made to prior periods to conform to the current presentation.

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2011	2010
	(Unaudited)
OPERATING ACTIVITIES
Net income	$23,371	$20,273
Adjustments to reconcile net income to net cash provided by operating activities:
Net (income) loss from discontinued operations	(3,500)	380
Depreciation and amortization	20,976	33,426
Severance and other payments	(2,978)	(2,457)
Deferred income taxes	(2,814)	—
Provision for doubtful accounts receivable	3,377	3,777
Net realized gains from sales of marketable securities	(5,379)	(336)
Gain on proceeds from insurance	(2,637)	—
Gain on sales of buildings	—	(675)
Interest in the equity of investments	5,295	3,467
Stock-based compensation	4,832	2,541
Change in assets and liabilities:
Trade accounts receivable	(24,381)	21,672
Prepaid expenses, other current assets and other assets	(2,784)	(8,072)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	42,741	(21,348)
Income taxes payable	(2,385)	552
Deferred revenue	8,115	3,003
Net cash provided by operating activities	61,849	56,203
INVESTING ACTIVITIES
Capital expenditures	(13,453)	(8,310)
(Repayment) collection of notes receivable, net	(88)	130
Capital contributions to AMSO, LLC	(3,943)	(1,991)
Increase in investments	(3,015)	(400)
Proceeds from sales and redemptions of investments	2,446	2,762
Decrease in restricted cash and cash equivalents	5,250	53,161
Proceeds from sales of buildings	100	5,270
Proceeds from insurance	3,524	500
Proceeds from marketable securities	5,731	4,618
Purchases of certificates of deposit	(5,503)	—
Proceeds from maturities of certificates of deposit	2,258	—
Net cash (used in) provided by investing activities	(6,693)	55,740
FINANCING ACTIVITIES
Cash of subsidiaries deconsolidated as a result of the CTM Spin-Off	—	(9,775)
Dividends paid	(15,178)	—
Distributions to noncontrolling interests	(2,010)	(1,939)
Proceeds from sales of stock of subsidiaries	10,000	5,690
Repurchase of noncontrolling interests	(1,528)	—
Proceeds from exercise of stock options	1,674	90
Repayments of capital lease obligations	(4,821)	(5,955)
Repayments of borrowings	(4,602)	(622)
Repurchases of Class B common stock from Howard S. Jonas	(7,499)	—
Repurchases of common stock and Class B common stock	(205)	(1,879)
Net cash used in financing activities	(24,169)	(14,390)
DISCONTINUED OPERATIONS
Net cash provided by operating activities	—	930
Net cash used in investing activities	—	(44)
Net cash used in financing activities	—	(471)
Net cash provided by discontinued operations	—	415
Effect of exchange rate changes on cash and cash equivalents	1,513	(597)
Net increase in cash and cash equivalents	32,500	97,371
Cash and cash equivalents at beginning of year	221,753	124,382
Cash and cash equivalents at end of year	$254,253	$221,753
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$5,008	$4,822
Cash payments made for income taxes	$4,235	$4,898
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Receivable for issuance of equity of subsidiary	$1,000	$—
Mortgage notes payable settled in connection with the sales of buildings	$—	$8,837
Net assets excluding cash and cash equivalents of subsidiaries deconsolidated as a result of the CTM Spin-Off	$—	$6,011

Reconciliation of Non-GAAP Financial Measures for the Fourth Quarter and Full Year Fiscal 2011

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for the fourth quarter and full year fiscal 2011 Adjusted EBITDA and Free Cash Flow, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add (1) depreciation and amortization, (2) severance and other charges and (3) other operating losses, net, and subtract other operating gains, net. These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2011 and fiscal 2010 periods.

Management believes that IDT’s Adjusted EBITDA measure provides useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to IDT’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and intends to incur capital expenditures at the reduced levels going forward. Since IDT’s telecommunications network is less costly than in the past, IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

The severance and other charges are also excluded in the calculation of Adjusted EBITDA. Severance and other charges are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. In addition, severance and other charges have substantially decreased and are expected to remain at the reduced levels for the foreseeable future. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Finally, the other operating gains (losses), net, which are components of income from operations, are excluded from the calculation of Adjusted EBITDA. Although the Company has gains from the termination of agreements and insurance claims from time-to-time and has a number of matters under litigation, such gains and settlements do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income from operations, cash flow from operating activities, net income or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

IDT’s measure of Free Cash Flow is derived from its statement of cash flows and is computed as net cash provided by operating activities less capital expenditures. Management believes Free Cash Flow provides investors with an important perspective on IDT’s cash available to service debt and IDT’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock, pay dividends and fund ongoing operations.  As a result, Free Cash Flow is a significant measure of IDT’s ability to generate long-term value. Management believes the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, management believes that Free Cash Flow is a primary measure used externally by investors, analysts and peers for purposes of valuation and comparing IDT’s operating performance to the performance of other companies in the telecommunications and energy industries.

Since Free Cash Flow is not a measure of performance calculated in accordance with GAAP, Free Cash Flow should not be considered in isolation of, or a substitute for, or superior to, net income as an indicator of operating performance or net cash provided by operating activities as a measure of liquidity. IDT’s measure of Free Cash Flow may not be comparable to similarly titled measures used by other companies. In addition, Free Cash Flow does not represent residual cash available for discretionary use, since various non-discretionary expenditures, such as distributions to noncontrolling interests, repayments of capital lease obligations and repayments of borrowings are not deducted from IDT’s measure.

Following are reconciliations of Adjusted EBITDA and Free Cash Flow to the most directly comparable GAAP measure, which is, for Adjusted EBITDA, income from operations for both IDT’s reportable segments and for IDT on a consolidated basis, and, for Free Cash Flow, net cash provided by operating activities.

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
Three Months Ended July 31, 2011 (Q4 2011)
Revenues	$407.5	$353.1	$5.8	$46.4	$-	$2.2	$-
Direct cost of revenues	337.3	298.9	2.6	35.4	-	0.4	-
Selling, general and administrative	65.1	47.4	1.7	11.3	0.2	1.7	2.7
Research and development	2.9	-	-	-	2.1	0.9	-
Adjusted EBITDA	2.1	6.8	1.5	(0.3)	(2.3)	(0.8)	(2.7)
Subtract:
Depreciation and amortization	4.5	3.9	-	-	-	0.6	0.1
Other operating loss	1.1	1.1	-	-	-	-	-
(Loss) income from operations	(3.5)	$1.8	$1.5	$(0.3)	$(2.3)	$(1.3)	$(2.9)
Interest expense, net	(1.0)
Other expense, net	(3.3)
Loss from continuing operations before income taxes	(7.8)
Benefit from income taxes	2.8
Loss from continuing operations	(5.0)
Income from discontinued operations	3.5
Net loss	(1.5)
Net loss attributable to noncontrolling interests	1.7
Net income attributable to IDT Corporation	$0.2

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
$ in millions
Three Months Ended April 30, 2011 (Q3 2011)
Revenues	$394.0	$331.5	$6.3	$53.8	$-	$2.4	$-
Direct cost of revenues	319.6	279.2	3.0	37.0	-	0.4	-
Selling, general and administrative	59.7	43.1	1.8	8.2	0.5	2.0	4.3
Research and development	3.2	-	-	-	2.2	1.0	-
Adjusted EBITDA	11.5	9.2	1.5	8.6	(2.7)	(0.9)	(4.3)
Subtract:
Depreciation and amortization	5.3	4.3	-	-	-	0.8	0.1
Income (loss) from operations	6.2	$4.9	$1.5	$8.6	$(2.7)	$(1.7)	$(4.4)
Interest expense, net	(1.4)
Other expense, net	(1.5)
Income before income taxes	3.3
Benefit from income taxes	2.5
Net income	5.8
Net loss attributable to noncontrolling interests	1.2
Net income attributable to IDT Corporation	$7.0

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
Three Months Ended July 31, 2010 (Q4 2010)
Revenues	$354.6	$298.3	$8.3	$46.5	$-	$1.6	$-
Direct cost of revenues	282.8	244.0	3.3	35.3	-	0.2	-
Selling, general and administrative	54.5	43.0	1.9	5.5	0.3	1.8	2.0
Research and development	2.2	-	-	-	1.6	0.7	-
Adjusted EBITDA	15.1	11.3	3.1	5.7	(1.9)	(1.0)	(2.0)
Subtract (Add):
Depreciation and amortization	8.0	7.0	-	-	-	0.7	0.2
Severance and other charges	0.4	0.2	0.1	-	-	-	0.1
Other operating gains, net	(1.1)	(0.4)	-	-	-	(0.7)	-
Income (loss) from operations	7.8	$4.5	$3.0	$5.6	$(1.9)	$(1.1)	$(2.4)
Interest expense, net	(1.4)
Other income, net	0.1
Income before income taxes	6.5
Benefit from income taxes	1.0
Net income	7.5
Net loss attributable to noncontrolling interests	-
Net income attributable to IDT Corporation	$7.5

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
Year Ended July 31, 2011 (Fiscal 2011)
Revenues	$1,555.5	$1,316.6	$26.4	$203.6	$-	$8.9	$-
Direct cost of revenues	1,269.4	1,106.0	12.1	149.7	-	1.6	-
Selling, general and administrative	237.8	174.0	7.2	31.4	2.4	8.1	14.9
Research and development	10.7	-	-	-	7.8	2.8	-
Adjusted EBITDA	37.6	36.6	7.2	22.5	(10.2)	(3.6)	(14.9)
Subtract (Add):
Depreciation and amortization	21.0	17.6	0.1	-	-	2.7	0.6
Severance and other charges	1.1	0.9	-	-	-	-	0.1
Other operating gains, net	(6.3)	(3.5)	-	-	-	(3.3)	0.5
Income (loss) from operations	21.9	$21.6	$7.1	$22.5	$(10.2)	$(2.9)	$(16.1)
Interest expense, net	(5.7)
Other expense, net	(1.9)
Income from continuing operations before income taxes	14.3
Benefit from income taxes	5.5
Income from continuing operations	19.9
Income from discontinued operations	3.5
Net income	23.4
Net loss attributable to noncontrolling interests	3.4
Net income attributable to IDT Corporation	$26.8

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
$ in millions
Year Ended July 31, 2010 (Fiscal 2010)
Revenues	$1,394.9	$1,150.1	$37.2	$201.4	$-	$6.3	$-
Direct cost of revenues	1,110.7	949.9	16.3	143.5	-	1.0	-
Selling, general and administrative	215.9	165.5	8.2	19.8	1.3	9.3	11.8
Research and development	8.0	-	-	-	5.2	2.8	-
Adjusted EBITDA	60.3	34.8	12.6	38.0	(6.5)	(6.8)	(11.8)
Subtract (Add):
Depreciation and amortization	33.4	29.2	0.1	0.1	-	3.0	1.0
Severance and other charges	4.8	1.6	0.1	0.1	-	(0.1)	3.2
Other operating gains, net	(10.1)	(10.4)	-	-	-	0.3	-
Income (loss) from operations	32.2	$14.4	$12.5	$37.8	$(6.5)	$(10.1)	$(16.0)
Interest expense, net	(6.3)
Other expense, net	-
Income from continuing operations before income taxes	25.9
Provision for income taxes	(5.3)
Income from continuing operations	20.7
Loss from discontinued operations	(0.4)
Net income	20.3
Net loss attributable to noncontrolling interests	-
Net income attributable to IDT Corporation	$20.3

IDT Corporation
Reconciliation of Free Cash Flow to Net Cash Provided By Operating Activities
For the Three Months and Years Ended July 31, 2011 and 2010, and for the Three Months Ended April 30, 2011

	Q4 2011	Q3 2011	Q4 2010	YTD 2011	YTD 2010
$ in millions

Free cash flow	$7.1	$17.9	$7.0	$48.3	$47.9
Add: capital expenditures	4.3	3.1	1.7	13.5	8.3
Net cash provided by operating activities	$11.4	$21.0	$8.7	$61.8	$56.2